Exhibit 14

CODE OF ETHICS POLICY

First Place Financial Corp. and Subsidiaries

It is the policy of First Place Financial Corp. and subsidiaries (First Place) that its employees, directors, and agents are held to the highest standards of honest and ethical conduct. Because the company is publicly traded, executive officers, financial officers, and all other employees who have responsibilities for financial transactions, internal controls or financial disclosure controls and procedures of First Place are held to an especially high set of ethical standards, which are further described below. These officers and employees of First Place will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the First Place organization.

Integrity of Accounting and Financial Information

First Place maintains the highest standards in preparing the accounting and financial information disclosed to the public in conformity with accounting principles generally accepted in the United States of America. First Place will not issue any information that is false, misleading, incomplete or would lead to mistrust by the public, First Place customers, or stockholders. All accounting records shall be compiled accurately, with the appropriate accounting entries properly classified when entered on the books in compliance with applicable rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

General Standards of Ethical Behavior

Officers and employees bound by this Code of Ethics will:

•      Act with honesty and integrity and conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of First Place and its stockholders.

•      Not use the property of First Place, information or position of employment for improper personal gain.

•      Protect the assets of First Place from theft, waste or loss and ensure efficient use of such assets to the best of their ability.

•      Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

•      Not engage in any activity that would compromise their ethics or otherwise prejudice their ability to carry out their duties to First Place.

•      Communicate with candor to executive management and board of directors of First Place all relevant unfavorable as well as favorable information and professional judgments or opinions.

•      Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from company policies and practices, or from generally accepted accounting principles.

•      Ensure that all relevant staff members understand the company’s open communication and full disclosure standards and processes.

•      Not disclose confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

•      Fully comply with First Place’s policies and guidelines for the collection, use and disclosure of information about customers and employees.

•      Respect and comply with all applicable laws, rules, regulations, policies, guidelines and procedures.

•      Not commit any act, which either directly or indirectly, attempts to improperly influence, coerce, manipulate or mislead any employee, accountant (including independent auditor) or any other person doing business with First Place.

•      Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

•      Not use or appear to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

•      Promptly report, in good faith, any conduct involving potential accounting and auditing irregularities, violation of law or business ethics or other violations of the Code of Ethics through the company’s outside confidential employee hotline. Any such reports will be made promptly to the confidential hotline at Signius Confidential Employee Hotline Service.  Reports related to financial or accounting issues are provided directly to the Chairman of the Audit Committee of the board of directors.

First Place does not permit retaliation of any kind for “good faith reports” of ethical violations, potential fraudulent activity, or misconduct of others.  “Good faith reports” do not require that you are right about a reported activity, but do require that you tell the truth as you know and believe it.

Standards Regarding Financial Records and Reporting

First Place is committed to full, accurate, timely and understandable disclosure in public reports and documents filed with, or submitted or provided to, regulatory authorities, stockholders and the public.  The Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, senior financial officers and other employees of the accounting department of First Place and its subsidiaries will:

•      Establish appropriate systems and procedures to ensure that business transactions are recorded on the company’s books in accordance with generally accepted accounting principles, established company policy, and appropriate regulatory pronouncements and guidelines.

•      Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

•      Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting processes and the availability of timely, relevant information.

•      Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that First Place files with or submits to government regulators and includes in regulatory filings and other public communications.

•      Completely disclose relevant information reasonably expected to be needed by the company’s regulatory examiners, internal and external auditors, and the Audit Committee for the full, complete, and successful discharge of their duties and responsibilities.

•      Prepare First Place’s financial statements and reports in accordance with generally accepted accounting principles and to fairly present, in all material respects, the financial condition and results of operations of First Place.

All officers and employees bound by this Code of Ethics will:

•      Comply with the policies and procedures listed in the First Place Employee Handbook and the First Place Employee Code of Conduct.

•      Be familiar with and operate within established internal controls.

•      Ensure that business transactions are recorded in accordance with generally accepted accounting principles, established company policy, and appropriate regulatory pronouncements and guidelines.

•      Consult with the company’s senior financial officers on all matters requiring the use of accounting estimates or judgment, or concerning the appropriate treatment of all non-routine business transactions and all other material business transactions.

•      Perform financial accounting controls within their respective areas of responsibility and oversee that subordinates perform assigned control processes and procedures as designed and implemented for First Place and subsidiaries.

•      Assess, periodically, the sufficiency and effectiveness of internal controls and provide accurate information and complete internal control certifications (as assigned) in a timely manner.

The Code of Ethics may be amended or modified by the Board of Directors of First Place.  Waivers of this Code of Ethics may only be granted by the Board of Directors or a committee of the Board with specific delegated authority.  Amendments to and waivers of this Code of Conduct will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the Nasdaq Stock Market.

First Place’s corporate culture and values require that its executive officers, financial officers, and all other employees undertake their obligations and commitments under this Code of Ethics seriously.  Therefore, to reinforce First Place’s commitment to this Code of Ethics, executive officers, financial officers, and all other employees will be asked from time to time to complete an acknowledgement regarding their understanding of and compliance with the principles of this Code of Ethics.

Those who violate the Code of Ethics, fail to report violations by others, or fail to cooperate fully with any inquiries or investigations, will be subject to corrective action, possibly including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.